ANNEX A - AMENDED AND RESTATED DEFINED TERMS

“Account Intermediary” means Wells Fargo Bank, National Association in its capacity as Account Intermediary or any permitted successors or assigns pursuant to the Sale and Servicing Agreement.

“Accounting Date” means, with respect to any Determination Date or any Settlement Date, the close of business on the day immediately preceding such Determination Date or Settlement Date.

“Accountants’ Report” means the report of a firm of nationally recognized independent accountants described in Section 4.11 of the Sale and Servicing Agreement.

“Accrual Period” means, a calendar month; provided that the initial Accrual Period shall be the period from and including the day after the Closing Date to and including December 31, 2006.

“ACH Form” means the ACH authorization form executed by Obligors substantially in the form attached as Exhibit E to the Sale and Servicing Agreement.

“Act” has the meaning specified in Section 11.3 of the Indenture.

“Addition Notice” means, with respect to any transfer of Receivables to the Purchaser pursuant to Section 2.1 of the Sale and Servicing Agreement, notice of the Seller’s election to transfer Receivables to the Purchaser, such notice to designate the related Funding Date and the aggregate principal amount of Receivables to be transferred on such Funding Date, substantially in the form of Exhibit D to the Sale and Servicing Agreement.

“Advance” has the meaning set forth in paragraph 4 of the recitals to the Note Purchase Agreement.

“Advance Amount” means with respect to the Receivables, an amount not to exceed the lesser of (i) the excess of the Maximum Invested Amount over the Invested Amount of the Note as of such Funding Date; and (ii) the excess of the Net Borrowing Base (taking into account the amount of the Receivables to be purchased on such Funding Date) over the Invested Amount of the Note as of such Funding Date.

“Advance Rate” as of any day means (a) prior to the Noteholder Excess Principal Event Date, 100% minus the Required Credit Enhancement, and (b) after the Noteholder Excess Principal Event Date, with respect to each Settlement Date, the lesser of (i) the Advance Rate (calculated in accordance with the preceding clause (a)) in effect during the Accrual Period immediately preceding the first Settlement Date occurring after the Noteholder Excess Principal Event Date, (ii) the quotient, the numerator of which is the Invested Amount as of the first day of the Accrual Period immediately preceding such Settlement Date, and the denominator of which is the Net Eligible Receivables Balance as of the first day of such immediately preceding Accrual Period, and (iii) the quotient, the numerator of which is the Invested Amount as of the first day of the Accrual Period in which such Settlement Date occurs, and the denominator of which is the Net Eligible Receivables Balance as of the first day of such Accrual Period.

“Advance Request” has the meaning set forth in Section 2.03 of the Note Purchase Agreement.

“Affiliate” of any Person means any Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with such Person. For purposes of this definition, the term “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling”, “controlled by” and “under common control with” have meanings correlative to the foregoing.

“Aggregate Initial Principal Balance” means the sum of all the Cutoff Date Principal Balances.

“Aggregate Principal Balance” means, with respect to any date of determination and with respect to the Receivables, the Eligible Receivables or any specified portion thereof, as the case may be, the sum of the Principal Balances for all Receivables, the Eligible Receivables or any specified portion thereof, as the case may be (other than (i) any Receivable related to a Timeshare Loan that became subject to a Liquidation prior to the end of the most recently ended Accrual Period and (ii) any Receivable that became a Purchased Receivable prior to the end of the most recently ended Accrual Period) as of the date of determination.

“Amortization Period” means the period beginning on the Facility Termination Date and ending on the Final Scheduled Settlement Date.

“Applicable Margin” means (a) with respect to any day prior to the commencement of the Amortization Period, 1.25% and (b) with respect to any day on or after which the Amortization Period commences (other than due to the events described in subsections (I) and (III) of the definition of Facility Termination Date), the Default Applicable Margin.

“Assignment” means an assignment from the Seller to the Purchaser with respect to the Receivables and Other Conveyed Property to be conveyed by the Seller to the Purchaser on any Funding Date, in substantially the form of Exhibit C to the Sale and Servicing Agreement.

“Assignment of Mortgage” means, with respect to a Mortgage Loan, a written assignment of one or more Mortgages from the Seller to the Trustee, for the benefit of the Noteholder, relating to one or more Timeshare Loans in recordable form, and signed by an Authorized Officer of all necessary parties, sufficient under the laws of the jurisdiction wherein the related Timeshare Property is located to give record notice of a transfer of such Mortgage and its proceeds to the Trustee.

“Association” means the not-for-profit corporation or cooperative association responsible for operating a Resort.

“Assumption Date” has the meaning set forth in Section 10.3(a) of the Sale and Servicing Agreement.

“Authorized Officer” means, with respect to any corporation, limited liability company or partnership, the Chairman of the Board, the President, any Vice President, the Secretary, the Treasurer, any Assistant Secretary, any Assistant Treasurer, Managing Member and each other officer of such corporation or limited liability company or the general partner of such partnership specifically authorized in resolutions of the Board of Directors of such corporation or managing member of such limited liability company to sign agreements, instruments or other documents in connection with the Basic Documents on behalf of such corporation, limited liability company or partnership, as the case may be, and, who is authorized to act therefor and who is identified on the list of Authorized Officers delivered by such Person to the Trustee and the Note Purchaser on the Closing Date (as such list may be modified or supplemented from time to time thereafter).

“Available Funds” means, for each Settlement Date, the sum of the following amounts with respect to the preceding Accrual Period, without duplication: (i) all collections on the Receivables; (ii) Net Liquidation Proceeds received during the Accrual Period with respect to Liquidated Receivables; (iii) any Purchase Amount, Upgrade Purchase Price, Default Purchase Price or Substitution Shortfall Amount deposited in the Collection Account by the related Determination Date pursuant to Section 5.6 of the Sale and Servicing Agreement; (iv) Investment Earnings for the related Settlement Date; (v) all amounts received pursuant to insurance policies described under Section 4.2(f) of the Sale and Servicing Agreement; and (vi) any amounts received by the Purchaser pursuant to the Hedge Agreements.

“Backup Servicer” means Wells Fargo Bank, National Association in its capacity as Backup Servicer or any successors or assigns pursuant to Section 9.3(b) or 9.6 of the Sale and Servicing Agreement.

“Backup Servicing Fee” shall on each Settlement Date be equal to the greater of (i) $2,500 or (ii) the product of (a) one-twelfth, (b) 0.00048 and (c) the daily average of the Net Eligible Receivable Balance during the related Accrual Period.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended from time to time, and as codified as 11 U.S.C. Section 101 et seq.

“Basic Documents” means the Indenture, the Amended and Restated Sale and Servicing Agreement, the Lockbox Agreement, the Note Purchase Agreement, the Hedge Agreement, the Amended and Restated Escrow Agreement, the Engagement Letter, the Amended and Restated Custodial Agreement and other documents, instruments and certificates delivered in connection therewith or the transactions contemplated thereby.

“Benefit Plan” shall mean an “employee benefit plan”, as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA or any “plan” as defined in Section 4975 of the Code.

“Borrowing Base” means, as of any date of determination, an amount equal to the sum of (i) the product of, without duplication, (1) the Net Eligible Receivables Balance at such time and (2) the applicable Advance Rate, and (ii) Available Funds on deposit in the Collection Account to be applied in accordance with Section 5.7(a)(ix) on the next Settlement Date.

“Borrowing Base Certificate” means, with respect to any transfer of Receivables, the certificate of the Servicer setting forth the calculation of the Borrowing Base, substantially in the form of Exhibit A to the Note Purchase Agreement.

“Borrowing Base Deficiency” means, as of any date of determination, the positive excess, if any, of the Invested Amount over the Borrowing Base.

“Breach” shall have the meaning set forth in Section 5.1(a)(iii) of the Indenture.

“Business Day” means any (i) day other than a Saturday, a Sunday or other day on which commercial banks located in the states of Minnesota, Texas or New York are authorized or obligated to be closed and (ii) if the applicable Business Day relates to the determination of LIBOR, a day which is a day described in clause (i) above and which is also a day for trading by and between banks in the London interbank eurodollar market.

“Cap Rate” means, as of any date, the strike rate under the Hedge Agreement then in effect between the Issuer and the Hedge Counterparty.

“Capped Monthly Interest” means with respect to any Settlement Date, the lesser of (A) the Noteholder’s Monthly Interest Distributable Amount and (B) the sum of, for each day in the related Accrual Period, the product of (i) the Cap Rate for such day, (ii) the notional amount of the Hedge Agreements for such day and (iii) 1/360.

“Change of Control” means a change resulting when the Seller or the Issuer, as applicable, merges or consolidates with any other person, conveys, transfers or leases substantially all of its assets as an entirety to another Person (other than as permitted by the Basic Documents) or permits any other Person to become the successor to its business, and the Seller or the Issuer, as applicable, is not the surviving entity after such merger, consolidation, conveyance, transfer, lease or succession.

“Clearing Agency” means an organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act, or any successor provision thereto. The initial Clearing Agency shall be The Depository Trust Company.

“Closing Date” means December 22, 2006.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and Treasury Regulations promulgated thereunder.

“Collateral” has the meaning specified in the Granting Clause of the Indenture.

“Collection Account” means the account designated as such, established and maintained pursuant to Section 5.1 of the Sale and Servicing Agreement.

“Collection Policy” means the collection policies of the initial Servicer in effect on the Closing Date, as set forth on Exhibit K to the Sale and Servicing Agreement, as may be amended from time to time in accordance with the Servicing Standard and the Basic Documents.

“Commission” means the United States Securities and Exchange Commission.

“Commitment” means the obligation of the Note Purchaser to make Advances to the Issuer pursuant to the terms of the Note Purchase Agreement and the other Basic Documents.

“Commitment Fee” shall have the meaning set forth in Section 3.02(b) of the Note Purchase Agreement.

“Completed Unit” means a Unit at a Resort which has been fully constructed and furnished, has received a valid permanent certificate of occupancy (if required under applicable laws, rules or regulations), is ready for occupancy and is subject to a time share declaration.

“Consumer Laws” means federal and State usury laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board’s Regulations B and Z, the Servicemembers Civil Relief Act, the Texas Consumer Credit Code, State adaptations of the National Consumer Act and of the Uniform Consumer Credit Code and other federal, State and local laws and regulations, including, without limitation, those relating to consumer credit, equal credit opportunity, disclosure, retail installment sales, truth in lending, fair credit reporting, fair debt collection practices and privacy.

“Corporate Trust Office” means with respect to the Trustee, the principal office of the Trustee at which at any particular time its corporate trust business shall be administered which office is located at Sixth Street and Marquette Avenue, MAC N9311-161, Minneapolis, Minnesota 55479, or at such other address as the Trustee may designate from time to time by notice to the Note Purchaser, the Servicer, the Issuer, or the principal corporate trust office of any successor Trustee (the address of which the successor Trustee will notify the Note Purchaser).

“Credit Policy” means the credit and underwriting policies of Silverleaf in effect on the Closing Date, as set forth on Exhibit K to the Sale and Servicing Agreement, as may be amended from time to time in accordance with the Basic Documents.

“Custodial Agreement” means the Amended and Restated Custodial Agreement dated as of December 22, 2006, among the Purchaser, Silverleaf, as the Seller and Servicer, and Wells Fargo Bank, National Association, as the Trustee, Custodian and Backup Servicer, as the same may be amended or supplemented from time to time.

“Custodian” means Wells Fargo Bank, National Association, a national banking association, or its permitted successors and assigns.

“Custodian Fees” shall mean for each Settlement Date, the fee payable by the Issuer to the Custodian in accordance with the Custodial Agreement.

“Cutoff Date” means, with respect to a Receivable or Receivables, the date specified as such for such Receivable or Receivables in the Schedule of Receivables attached to the Sale and Servicing Agreement or any Assignment.

“Cutoff Date Principal Balance” shall mean the Principal Balance of a Receivable on its related Cutoff Date.

“Default” means any occurrence that is, or with notice or the lapse of time or both would become, an Event of Default.

“Default Applicable Margin” means 2.00%.

“Default Purchase Price” shall be equal to the greater of (i) the fair market value of such Default Timeshare Loan as determined by the Seller in its commercially reasonable judgment or (ii) fifteen percent (15%) of the original acquisition price paid by the Obligor for the Timeshare Property under such Defaulted Timeshare Loan, as limited by the Optional Purchase Limit.

“Default Ratio” means, as of any date of determination, a ratio, expressed as a percentage, equal to (i) the Aggregate Principal Balance of all Receivables which became Defaulted Receivables during the immediately preceding Accrual Period, divided by (ii) the Aggregate Principal Balance of all Receivables as of the last day of such immediately preceding Accrual Period.

“Defaulted Timeshare Loan” means any Timeshare Loan or Silverleaf Serviced Timeshare Loan for which any of the earliest following events may have occurred: (i) the Servicer has commenced cancellation or forfeiture actions on the related Timeshare Loan or Silverleaf Serviced Timeshare Loan after collection efforts have failed in accordance with its credit and collection policies, (ii) all or part of a scheduled payment under the Timeshare Loan or Silverleaf Serviced Timeshare Loan is more than 90 days delinquent from the due date, or (iii) the Receivable or Silverleaf Serviced Receivable under such Timeshare Loan or Silverleaf Serviced Timeshare Loan, respectively, has been or should be written off by the Servicer as uncollectible in accordance with the Servicer’s credit and collection policies or as a result of the occurrence of a bankruptcy event with respect to the related Obligor.

“Defaulted Receivable” means, with respect to any Receivable or Silverleaf Serviced Receivable, as applicable, as of any date, a Receivable or Silverleaf Serviced Receivable, as applicable, relating to a Defaulted Timeshare Loan.

“Defective Receivable” means a Receivable that is subject to repurchase pursuant to Section 3.2 or Section 4.7 of the Sale and Servicing Agreement.

“Deficiency Claim Amount” has the meaning set forth in Section 5.5(b) of the Sale and Servicing Agreement.

“Deficiency Claim Date” means, with respect to any Settlement Date, the Business Day immediately preceding such Settlement Date.

“Deficiency Notice” has the meaning set forth in Section 5.5(b) of the Sale and Servicing Agreement.

“Delinquency Ratio” means, as of any date of determination, a ratio, expressed as a percentage, equal to (i) the Aggregate Principal Balance of all Receivables which were Delinquent Receivables as of the last day of the immediately preceding Accrual Period, divided by (ii) the Aggregate Principal Balance of all Receivables as of the last day of such immediately preceding Accrual Period.

“Delinquent Receivable” means, with respect to any receivable as of any date, a Receivable or a Silverleaf Serviced Receivable, as applicable, relating to a Timeshare Loan or a Silverleaf Serviced Timeshare Loan, as applicable, under which all or part of a scheduled payment under the Timeshare Loan or Silverleaf Serviced Timeshare Loan, as applicable, is 30 or more days delinquent from the due date and which is not a Defaulted Receivable.

“Delivery” means, when used with respect to Pledged Account Property:

(i) the perfection and priority of a security interest in such Pledged Account Property which is governed by the law of a jurisdiction which has adopted the 1978 Revision to Article 8 of the UCC (and not the 1994 Revision to Article 8 of the UCC as referred to in (ii) below):

(a) with respect to bankers’ acceptances, commercial paper, negotiable certificates of deposit and other obligations that constitute “instruments” within the meaning of Section 9-102(a)(47) of the UCC and are susceptible of physical delivery, transfer thereof to the Trustee or its nominee or custodian by physical delivery to the Trustee or its nominee or custodian endorsed to, or registered in the name of, the Trustee or its nominee or custodian or endorsed in blank, and, with respect to a certificated security (as defined in Section 8-102 of the UCC), transfer thereof (1) by delivery of such certificated security endorsed to, or registered in the name of, the Trustee or its nominee or custodian or endorsed in blank to a financial intermediary (as defined in Section 8-313 of the UCC) and the making by such financial intermediary of entries on its books and records identifying such certificated securities as belonging to the Trustee or its nominee or custodian and the sending by such financial intermediary of a confirmation of the purchase of such certificated security by the Trustee or its nominee or custodian, or (2) by delivery thereof to a “clearing corporation” (as defined in Section 8-102(3) of the UCC) and the making by such clearing corporation of appropriate entries on its books reducing the appropriate securities account of the transferor and increasing the appropriate securities account of a financial intermediary by the amount of such certificated security, the identification by the clearing corporation of the certificated securities for the sole and exclusive account of the financial intermediary, the maintenance of such certificated securities by such clearing corporation or a “custodian bank” (as defined in Section 8-102(4) of the UCC) or the nominee of either subject to the clearing corporation’s exclusive control, the sending of a confirmation by the financial intermediary of the purchase by the Trustee or its nominee or custodian of such securities and the making by such financial intermediary of entries on its books and records identifying such certificated securities as belonging to the Trustee or its nominee or custodian (all of the foregoing, “Physical Property”), and, in any event, any such Physical Property in registered form shall be in the name of the Trustee or its nominee or custodian; and such additional or alternative procedures as may hereafter become appropriate to effect the complete transfer of ownership of any such Pledged Account Property to the Trustee or its nominee or custodian, consistent with changes in applicable law or regulations or the interpretation thereof;

(b) with respect to any security issued by the U.S. Treasury, the Federal Home Loan Mortgage Corporation or by the Federal National Mortgage Association that is a book-entry security held through the Federal Reserve System pursuant to Federal book-entry regulations, the following procedures, all in accordance with applicable law, including applicable Federal regulations and Articles 8 and 9 of the UCC: book-entry registration of such Pledged Account Property to an appropriate book-entry account maintained with a Federal Reserve Bank by a financial intermediary which is also a “depository” pursuant to applicable Federal regulations and issuance by such financial intermediary of a deposit advice or other written confirmation of such book-entry registration to the Trustee or its nominee or custodian of the purchase by the Trustee or its nominee or custodian of such book-entry securities; the making by such financial intermediary of entries in its books and records identifying such book-entry security held through the Federal Reserve System pursuant to Federal book-entry regulations as belonging to the Trustee or its nominee or custodian and indicating that such custodian holds such Pledged Account Property solely as agent for the Trustee or its nominee or custodian; and such additional or alternative procedures as may hereafter become appropriate to effect complete transfer of ownership of any such Pledged Account Property to the Trustee or its nominee or custodian, consistent with changes in applicable law or regulations or the interpretation thereof; and

(c) with respect to any item of Pledged Account Property that is an uncertificated security under Article 8 of the UCC and that is not governed by clause (b) above, registration on the books and records of the issuer thereof in the name of the financial intermediary, the sending of a confirmation by the financial intermediary of the purchase by the Trustee or its nominee or custodian of such uncertificated security, the making by such financial intermediary of entries on its books and records identifying such uncertificated certificates as belonging to the Trustee or its nominee or custodian; or

(ii) the perfection and priority of a security interest in such Pledged Account Property which is governed by the law of a jurisdiction which has adopted the 1994 Revision to Article 8 of the UCC:

(a) with respect to bankers’ acceptances, commercial paper, negotiable certificates of deposit and other obligations that constitute “instruments” within the meaning of Section 9-102(a)(47) of the UCC (other than certificated securities) and are susceptible of physical delivery, transfer thereof to the Trustee by physical delivery to the Trustee, indorsed to, or registered in the name of, the Trustee or its nominee or indorsed in blank and such additional or alternative procedures as may hereafter become appropriate to effect the complete transfer of ownership of any such Pledged Account Property to the Trustee free and clear of any adverse claims, consistent with changes in applicable law or regulations or the interpretation thereof;

(b) with respect to a “certificated security” (as defined in Section 8-102(a)(4) of the UCC), transfer thereof:

(1) by physical delivery of such certificated security to the Trustee, provided that if the certificated security is in registered form, it shall be indorsed to, or registered in the name of, the Trustee or indorsed in blank;

(2) by physical delivery of such certificated security in registered form to a “securities intermediary” (as defined in Section 8-102(a)(l4) of the UCC) acting on behalf of the Trustee if the certificated security has been specially endorsed to the Trustee by an effective endorsement.

(c) with respect to any security issued by the U.S. Treasury, the Federal Home Loan Mortgage Corporation or by the Federal National Mortgage Association that is a book-entry security held through the Federal Reserve System pursuant to Federal book entry regulations, the following procedures, all in accordance with applicable law, including applicable federal regulations and Articles 8 and 9 of the UCC: book-entry registration of such property to an appropriate book-entry account maintained with a Federal Reserve Bank by a securities intermediary which is also a “depositary” pursuant to applicable federal regulations and issuance by such securities intermediary of a deposit advice or other written confirmation of such book-entry registration to the Trustee of the purchase by the securities intermediary on behalf of the Trustee of such book-entry security; the making by such securities intermediary of entries in its books and records identifying such book-entry security held through the Federal Reserve System pursuant to Federal book-entry regulations as belonging to the Trustee and indicating that such securities intermediary holds such book-entry security solely as agent for the Trustee; and such additional or alternative procedures as may hereafter become appropriate to effect complete transfer of ownership of any such Pledged Account Property to the Trustee free of any adverse claims, consistent with changes in applicable law or regulations or the interpretation thereof;

(d) with respect to any item of Pledged Account Property that is an “uncertificated security” (as defined in Section 8-102(a)(18) of the UCC) and that is not governed by clause (c) above, transfer thereof:

(1)(A) by registration to the Trustee as the registered owner thereof, on the books and records of the issuer thereof;

(B) by another Person (not a securities intermediary) who either becomes the registered owner of the uncertificated security on behalf of the Trustee, or having become the registered owner acknowledges that it holds for the Trustee;

(2) the issuer thereof has agreed that it will comply with instructions originated by the Trustee without further consent of the registered owner thereof;

(e) with respect to a “security entitlement” (as defined in Section 8-I 02(a)(17) of the UCC):

(1) if a securities intermediary (A) indicates by book entry that a “financial asset” (as defined in Section 8-102(a)(9) of the UCC) has been credited to the Trustee’s “securities account” (as defined in Section 8-501(a) of the UCC), (B) receives a financial asset (as so defined) from the Trustee or acquires a financial asset for the Trustee, and in either case, accepts it for credit to the Trustee’s securities account (as so defined), (C) becomes obligated under other law, regulation or rule to credit a financial asset to the Trustee’s securities account, or (D) has agreed that it will comply with “entitlement orders” (as defined in Section 8-1 02(a)(8) of the UCC) originated by the Trustee, without further consent by the “entitlement holder” (as defined in Section 8-l02(a)(7) of the UCC), of a confirmation of the purchase and the making by such securities intermediary of entries on its books and records identifying as belonging to the Trustee of (I) a specific certificated security in the securities intermediary’s possession, (II) a quantity of securities that constitute or are part of a fungible bulk of certificated securities in the securities intermediary’s possession, or (III) a quantity of securities that constitute or are part of a fungible bulk of securities shown on the account of the securities intermediary on the books of another securities intermediary;

(f) in each case of delivery contemplated pursuant to clauses (a) through (e) of subsection (ii) hereof, the Trustee shall make appropriate notations on its records, and shall cause the same to be made on the records of its nominees, indicating that such Trust Property which constitutes a security is held in trust pursuant to and as provided in the Sale and Servicing Agreement.

“Determination Date” means, with respect to any Settlement Date, the day that is five Business Days prior to such Settlement Date.

“Direction Letter” shall have the meaning set forth in the Escrow Agreement.

“Dollar” means lawful money of the United States.

“Eligible Account” means either (i) a segregated trust account that is maintained with a depository institution acceptable to the Note Purchaser, or (ii) a segregated direct deposit account maintained with a depository institution or trust company organized under the laws of the United States of America, or any of the States thereof, or the District of Columbia, having a certificate of deposit, short-term deposit or commercial paper rating of at least “A-1+” by Standard & Poor’s and “P-1” by Moody’s and acceptable to the Note Purchaser.

“Eligible Investments” mean book-entry securities, negotiable instruments or securities represented by instruments in bearer or registered form which evidence:

(a) direct obligations of, and obligations fully guaranteed as to the full and timely payment by, the United States of America;

(b) demand deposits, time deposits or certificates of deposit of any depository institution or trust company incorporated under the laws of the United States of America or any State thereof (or any domestic branch of a foreign bank) and subject to supervision and examination by Federal or State banking or depository institution authorities; provided, however, that at the time of the investment or contractual commitment to invest therein, the commercial paper or other short-term unsecured debt obligations (other than such obligations the rating of which is based on the credit of a Person other than such depository institution or trust company) thereof shall be rated “A-1+” by Standard & Poor’s and “P-1” by Moody’s;

(c) commercial paper that, at the time of the investment or contractual commitment to invest therein, is rated “A-1+” by Standard & Poor’s and “P-1” by Moody’s;

(d) bankers’ acceptances issued by any depository institution or trust company referred to in clause (b) above;

(e) repurchase obligations with respect to any security that is a direct obligation of, or fully guaranteed as to the full and timely payment by, the United States of America or any agency or instrumentality thereof the obligations of which are backed by the full faith and credit of the United States of America, in either case entered into with (i) a depository institution or trust company (acting as principal) described in clause (b) or (ii) a depository institution or trust company whose commercial paper or other short term unsecured debt obligations are rated “A-1+” by Standard & Poor’s and “P-1” by Moody’s and long term unsecured debt obligations are rated “AAA” by Standard & Poor’s and “Aaa“ by Moody’s;

(f) with the prior written consent of the Note Purchaser, money market mutual funds registered under the Investment Company Act of 1940, as amended, having a rating, at the time of such investment, from the Rating Agency in the highest investment category granted thereby; and

(g) any other investment as may be acceptable to the Note Purchaser, as evidenced by a writing to that effect, as may from time to time be confirmed in writing to the Trustee by the Note Purchaser, so long as the Note Purchaser and the Trustee has received written notification from the Rating Agency that the acquisition of such investment will satisfy the Rating Agency Condition.

Any of the foregoing Eligible Investments may be purchased by or through the Trustee or any of its Affiliates.

“Eligible Receivables” means, as of any date of determination, Receivables relating to Eligible Timeshare Loans.

“Eligible Servicer” means a Person approved to act as “Servicer” under the Sale and Servicing Agreement by the Note Purchaser.

“Eligible Timeshare Loan” means a Timeshare Loan which meets all of the criteria set forth in Exhibit B to the Sale and Servicing Agreement.

“Engagement Letter” means the letter agreement dated as of September 23, 2005, entered between Silverleaf and UBS Securities LLC.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Chicago Title Insurance Company.

“Escrow Agreement” means the Amended and Restated Escrow Agreement dated as of December 22, 2006, among Silverleaf, the Purchaser, the Issuer, UBS, Wells Fargo Bank, National Association, as Trustee and Custodian, and the Escrow Agent, as the same may be amended or supplemented from time to time.

“Event of Default” has the meaning specified in Section 5.1 of the Indenture.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive Officer” means, with respect to any corporation, the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, President, Executive Vice President, any Vice President, the Secretary or the Treasurer of such corporation; with respect to any limited liability company, the manager, and with respect to any partnership, any general partner thereof.

“Facility Termination Date” means the earlier of (I) the Scheduled Maturity Date, (II) the date of the occurrence of a Funding Termination Event, and (III) a regulatory, tax or accounting body has ordered that the activities of the Noteholder or any Affiliate of the Noteholder contemplated hereby be terminated or, as a result of any other event or circumstance, the activities of the Noteholder contemplated hereby may reasonably be expected, based upon the advice of counsel (which may be in-house counsel) or independent certified accountants, to cause the Noteholder, the Person, if any, then acting as the administrator or the manager for the Noteholder, or any of their respective Affiliates to suffer materially adverse regulatory, accounting or tax consequences.

“Fee Letter” shall mean the Fee Letter by and among the Issuer, Silverleaf and the Noteholder, dated as of December 22, 2006.

“Final Scheduled Settlement Date” means the Settlement Date occurring on December 22, 2010.

“Finance Agreement” means a purchase and finance agreement between an Obligor and Silverleaf pursuant to which such Obligor finances the purchase of Oak N’ Spruce Certificates.

“Financial Statements” has the meaning set forth in Section 5.02(e) of the Note Purchase Agreement.

“Foreclosure Property” has the meaning set forth in Section 4.3 of the Sale and Servicing Agreement.

“Funding Date” shall mean the Business Day on which an Advance occurs.

“Funding Termination Event” means the occurrence of any one of the following events, unless waived in writing by the Note Purchaser: (i) an Event of Default; (ii) failure by the Seller or the Servicer to repurchase any Receivable in accordance with the terms of the Sale and Servicing Agreement; (iii) Silverleaf or an Affiliate thereof shall no longer be the Servicer under the Sale and Servicing Agreement; (iv) Silverleaf is terminated for cause as servicer under any other sale and servicing agreement relating to a term securitization or warehouse financing facility; (v) failure by the Issuer or the Servicer to accept the proposed assignee in accordance with Section 8.03(c)(iii) of the Note Purchase Agreement; and (vi) the rating of the Notes shall be below Baa2 by Moody’s and the Noteholder shall have declared that a Funding Termination Event has occurred.

“GAAP” means generally accepted accounting principles occasioned by the promulgation of rules, regulations, pronouncements or opinions by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants or the Securities and Exchange Commission (or successors thereto or agencies with similar functions) from time to time.

“Governmental Authority” means the United States of America, any state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, or administrative functions thereof pertaining thereto.

“Grant” means to mortgage, pledge, bargain, sell, warrant, alienate, remise, release, convey, assign, transfer, create, grant a lien upon and a security interest in and right of set-off against, deposit, set over and confirm pursuant to the Indenture. A Grant of the Collateral or of any other agreement or instrument shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including the immediate and continuing right to claim for, collect, receive and give receipt for principal and interest payments in respect of the Collateral and all other moneys payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring proceedings in the name of the granting party or otherwise and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.

“Hedge Agreement” means an interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, and all other agreements or arrangements designed to protect a Person against fluctuations in interest rate, in each case in a notional amount equal to the principal amount of all Advances and in form and substance satisfactory to the Note Purchaser, including but not limited to the master agreement, between the Issuer and a Hedge Counterparty, and all schedules and confirmations in connection therewith; provided that the Rating Agency Condition shall have been satisfied with respect to such Hedge Agreement (other than an interest rate cap agreement).

“Hedge Counterparty” means any entity acceptable to the Note Purchaser and the Issuer that enters into a Hedge Agreement with the Issuer.

“Hedge Counterparty Scheduled Fees” means the fees due and owing to the Hedge Counterparty pursuant to the Hedge Agreement other than the Hedge Counterparty Termination Fees.

“Hedge Counterparty Termination Fees” has the meaning assigned to such term in the Hedge Agreement.

“Holder” or “Noteholder” means the Person in whose name the Note is registered on the Note Register, which shall initially be UBS.

“Indebtedness” means, with respect to any Person at any time, (a) indebtedness or liability of such Person for borrowed money whether or not evidenced by bonds, debentures, notes or other instruments, or for the deferred purchase price of property or services (including trade obligations); (b) obligations of such Person as lessee under leases which should be, in accordance with generally accepted accounting principles, recorded as capital leases; (c) current liabilities of such Person in respect of unfunded vested benefits under plans covered by Title IV of ERISA; (d) obligations issued for or liabilities incurred on the account of such Person; (e) obligations or liabilities of such Person arising under acceptance facilities; (f) obligations of such Person under any guarantees, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or otherwise to assure a creditor against loss; (g) obligations of such Person secured by any lien on property or assets of such Person, whether or not the obligations have been assumed by such Person; or (h) obligations of such Person under any interest rate or currency exchange agreement.

“Indenture” means the Indenture dated as of March 2, 2006, among the Issuer, UBS, as Noteholder, and Wells Fargo Bank, National Association, as Trustee, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Independent” means, when used with respect to any specified Person, that the person (a) is in fact independent of the Issuer, any other obligor upon the Note, the Seller and any Affiliate of any of the foregoing persons, (b) does not have any direct financial interest or any material indirect financial interest in the Issuer, any such other obligor, the Seller or any Affiliate of any of the foregoing Persons and (c) is not connected with the Issuer, any such other obligor, the Seller or any Affiliate of any of the foregoing Persons as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions.

“Initial Advance” means the first Advance that is funded on or after the Closing Date.

“Insolvency Event” means, with respect to a specified Person, (a) the institution of a proceeding or the filing of a petition against such Person seeking the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, seeking the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such proceeding or petition, decree or order shall remain unstayed or undismissed for a period of 60 consecutive days or an order or decree for the requested relief is earlier entered or issued; or (b) the commencement by such Person of a voluntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by, a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Interest Expense” means the aggregate consolidated expense of Silverleaf and its consolidated subsidiaries for interest on Indebtedness, including, without limitation, amortization of original issue discount, incurrence fees (to the extent included in interest expense), the interest portion of any deferred payment obligation and the interest component of any capital lease obligation.

“Interest Period” means, with respect to the Note and any Settlement Date, the Accrual Period most recently ended as of such Settlement Date.

“Invested Amount” means, with respect to any date of determination, the aggregate principal amount (including all Advance Amounts as of such date) of the Note Outstanding at such date of determination.

“Investment Company Act” has the meaning set forth in Section 5.01(c) of the Note Purchase Agreement.

“Investment Earnings” means, with respect to any Settlement Date and any Pledged Account, the investment earnings on Pledged Account Property and deposited into such Pledged Account during the related Accrual Period pursuant to Section 5.1(f) of the Sale and Servicing Agreement.

“Issuer” means Silverleaf Finance IV, LLC until a successor replaces it in accordance with the terms of the Basic Documents and, thereafter, means the successor and, for purposes of any provision contained herein, each other obligor on the Note.

“Issuer Order” and “Issuer Request” means a written order or request signed in the name of the Issuer by any one of its Authorized Officers and delivered to the Trustee.

“Knowledge” means (a) as to any natural Person, the actual awareness of the fact, event or circumstance at issue or receipt of notification by proper delivery of such fact, event or circumstance and (b) as to any Person that is not a natural Person, the actual awareness of the fact, event or circumstance at issue by a Responsible Officer of such Person or receipt, by a Responsible Officer of such Person, of notification by proper delivery of such fact, event or circumstance.

“Leverage Ratio” means the ratio, as of the last Business Day of each calendar quarter, of (i) the sum of all Indebtedness of Silverleaf and its subsidiaries on a consolidated basis (other than off-balance sheet debt that is non-recourse to Silverleaf) to (ii) Silverleaf’s and its subsidiaries’ Tangible Net Worth on a consolidated basis.

“LIBOR” means the rate for one-month deposits in U.S. dollars, which rate is determined on a daily basis by the Noteholder by reference to the British Bankers’ Association LIBOR Rates on Bloomberg (or such other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits) on such date (or, if such date is not a Business Day, on the immediately preceding Business Day) at or about 11 a.m. New York City time; provided, however, that if no rate appears on Bloomberg on any date of determination, LIBOR shall mean the rate for one-month deposits in U.S. Dollars which appears on the Telerate Page 3750 on any such date of determination; provided further, that if no rate appears on either Bloomberg or such Telerate Page 3750, on any such date of determination LIBOR shall be determined as follows:

LIBOR will be determined at approximately 11:00 a.m., New York City time, on such day on the basis of (a) the arithmetic mean of the rates at which one-month deposits in U.S. dollars are offered to prime banks in the London interbank market by four (4) major banks in the London interbank market selected by the Noteholder and in a principal amount of not less than $75,000,000 that is representative for a single transaction in such market at such time, if at least two (2) such quotations are provided, or (b) if fewer than two (2) quotations are provided as described in the preceding clause (a), the arithmetic mean of the rates, as requested by the Noteholder, quoted by three (3) major banks in New York City, selected by the Noteholder, at approximately 11:00 A.M., New York City time, on such day, one-month deposits in United States dollars to leading European banks and in a principal amount of not less than $75,000,000 that is representative for a single transaction in such market at such time.

“Lien” means a security interest, lien, charge, pledge, equity, or encumbrance of any kind, other than tax liens, mechanics’ liens and any liens that attach to the respective Receivable by operation of law as a result of an Obligor’s failure to pay an obligation.

“Liquidated Receivable” means any Receivable which has been liquidated by the Servicer through the sale of the related Timeshare Property.

“Liquidation” means with respect to any Timeshare Loan, the sale or compulsory disposition of the related Timeshare Property, following foreclosure, forfeiture or other enforcement action or the taking of a deed-in-lieu of foreclosure, to a Person other than the Servicer or an Affiliate thereof, except in accordance with Section 4.3(d) of the Sale and Servicing Agreement.

“Liquidation Expenses” means, with respect to a Defaulted Timeshare Loan, as of any date of determination, any out-of-pocket expenses (exclusive of overhead expenses) incurred by the Servicer in connection with the performance of its obligations under Section 4.3 in the Sale and Servicing Agreement, including, but not limited to, (i) any foreclosure or forfeiture and other repossession expenses incurred with respect to such Timeshare Loan, (ii) actual commissions and marketing and sales expenses incurred by the Servicer with respect to the liquidation of the related Timeshare Property and (iii) any other fees and expenses reasonably applied or allocated in the ordinary course of business with respect to the Liquidation of such Defaulted Timeshare Loan (including any assessed and unpaid Association fees and real estate taxes).

“Liquidation Proceeds” means with respect to the Liquidation of any Timeshare Loan, the amounts actually received by the Servicer in connection with such Liquidation.

“Lockbox Account” means the account maintained on behalf of the Trustee by the Lockbox Bank pursuant to Section 4.2(b) of the Sale and Servicing Agreement.

“Lockbox Agreement” means the Blocked Account Control Agreement, dated as of March 2, 2006, by and among the Lockbox Processor, the Purchaser, the Servicer and the Trustee, as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, unless the Trustee shall cease to be a party thereunder, or such agreement shall be terminated in accordance with its terms, in which event “Lockbox Agreement” shall mean such other agreement, in form and substance acceptable to the Noteholder, among the Servicer, the Purchaser, and the Lockbox Processor and any other appropriate parties.

“Lockbox Bank” means as of any date a depository institution named by the Servicer and acceptable to the Noteholder at which each Lockbox Accounts is established and maintained as of such date.

“Lockbox Fee” means, on each Settlement Date, the fee payable by the Issuer to the Lockbox Bank in accordance with the Lockbox Agreement.

“Lockbox Processor” means JPMorgan Chase Bank, N.A., a national banking association, and its successors and assigns.

“Management Agreement” means that certain Management Agreement between the Managing Entity and each Association, dated as of March 28, 1990, as amended from time to time.

“Managing Entity” means Silverleaf Club, a Texas not-for-profit corporation, in its capacity as manager for all Associations.

“Material Adverse Change” means (a) in respect of any Person, a material adverse change in (i) the business, financial condition, results of operations or properties of such Person or any of its Subsidiaries or Affiliates, or (ii) the ability of such Person to perform its obligations under any of the Basic Documents to which it is a party, (b) in respect of any Receivable, a material adverse change in (i) the value or marketability of such Receivable or the related Other Conveyed Property, or (ii) the probability that amounts now or hereafter due in respect of such Receivable will be collected on a timely basis, in each case in a manner that materially and adversely affects the Noteholder or (c) the ability of the Trustee on behalf of the Noteholder to realize the benefits of the security afforded under the Basic Documents.

“Maximum Invested Amount” means $125,000,000.

“Moody’s” means Moody’s Investors Service, Inc., or its successor.

“Mortgage” means, with respect to a Mortgage Loan, any purchase money mortgage, deed of trust, purchase money deed of trust or mortgage deed creating a first lien on a Timeshare Property to secure debt granted by an Obligor to the Originator with respect to the purchase of such Timeshare Property and otherwise encumbering the related Timeshare Property to secure payments or other obligations under such Timeshare Loan.

“Mortgage Loan” means a Timeshare Loan originated by the Originator and evidenced by a Mortgage Note and secured by a first Mortgage on a fractional fee simple timeshare interest in a Unit.

“Mortgage Note” means, with respect to a Mortgage Loan, the original, executed promissory note evidencing the indebtedness of an Obligor under a Mortgage Loan, together with any rider, addendum or amendment thereto, or any renewal, substitution or replacement of such note.

“Net Borrowing Base” means, as of any date of determination, an amount equal to the Borrowing Base less any Available Funds (including any Eligible Investments) on deposit in the Collection Account.

“Net Eligible Receivable Balance” means, as of any date of determination, the Aggregate Principal Balance of all Eligible Receivables, minus the sum of (a) the Aggregate Principal Balance of all Delinquent Receivables, (b) the Aggregate Principal Balance of all Defaulted Receivables, (c) the Aggregate Principal Balance of all Defective Receivables, and (d) the Overconcentration Amount.

“Net Liquidation Proceeds” means, with respect to a Liquidation, the positive difference between Liquidation Proceeds and Liquidation Expenses.

“Net Spread” means on any date a rate per annum equal to the difference of the (x) weighted average Timeshare Loan Rate of the Eligible Timeshare Loans minus (y) the sum of (i) the Servicing Fee, (ii) the Backup Servicing Fee, (iii) the Trustee Fee, (iv) the Hedge Counterparty Scheduled Fees, (v) the Cap Rate and (vi) 1.50%.

“Non-Titled Loan” means a Mortgage Loan that is pledged by the Issuer to the Trustee for the benefit of the Noteholder on any Funding Date in respect of which no Title Commitment is issued and delivered to the Custodian on or prior to such Funding Date.

“Note” means the Floating Rate Variable Funding Note, substantially in the form of the Note set forth in Exhibit A-1 to the Indenture.

“Note Distribution Account” means the account designated as such, established and maintained pursuant to Section 5.1 of the Sale and Servicing Agreement.

“Note Interest Rate” means (i) for any day prior to the Facility Termination Date, the sum of LIBOR for such day and the Applicable Margin, or (ii) for any day after the Noteholder Excess Principal Event Date, the Prime Rate for such day, or (iii) for any day after the Facility Termination Date has occurred as a result of events described in subsection (II) of the definition of Facility Termination Date, the sum of the Prime Rate for such day and the Default Applicable Margin; provided, however, that the Note Interest Rate will in no event be higher than the maximum rate permitted by law.

“Note Paying Agent” means the Trustee or any other Person that meets the eligibility standards for the Trustee specified in Section 6.11 of the Indenture and is authorized by the Issuer to make the payments to and distributions from the Collection Account and the Note Distribution Account, including payment of principal of or interest on the Note on behalf of the Issuer.

“Note Purchase Agreement” means the Note Purchase Agreement dated as of March 2, 2006 among UBS, the Issuer and the Servicer, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Note Purchaser” means UBS and its successors and permitted assigns.

“Note Register” and “Note Registrar” have the respective meanings specified in Section 2.4 of the Indenture.

“Noteholder” means the Person in whose name a Note is registered on the Note Register.

“Noteholder Excess Principal Amount” means, if a Noteholder Excess Principal Event has occurred, (i) on each Settlement Date during the first 12 month period after the Noteholder Excess Principal Event Date, the sum of (1) the Borrowing Base Deficiency, if any, and (2) the product of (A) the Available Funds remaining after the distribution on such Settlement Date of the amounts pursuant to Section 5.7(a)(i) through (viii) of the Sale and Servicing Agreement and the payment of any Borrowing Base Deficiency, and (B) 33.33%, (ii) on each Settlement Date during the second 12 month period after the Noteholder Excess Principal Event Date, the sum of (1) the Borrowing Base Deficiency, if any, and (2) the product of (A) the Available Funds remaining after the distribution on such Settlement Date of the amounts pursuant to Section 5.7(a)(i) through (viii) of the Sale and Servicing Agreement and the payment of Borrowing Base Deficiency, and (B) 66.67%, and (iii) on each Settlement Date during the third 12 month period after the Noteholder Excess Principal Event Date and thereafter, all the Available Funds remaining after the distribution on such Settlement Date of the amounts pursuant to Section 5.7(a)(i) through (viii) of the Sale and Servicing Agreement.

“Noteholder Excess Principal Event” means the occurrence of one of the following events: (i) the Facility Termination Date is determined in accordance with subsection (I) of the definition thereof, (ii) as of the last day of any calendar quarter, for the period of four consecutive calendar quarters then ended on such day, the ratio of Silverleaf’s (1) Earnings Before Interest, Taxes, Deductions and Amortization (EBITDA) to (2) Interest Expense is less than 1.25:1, or (iii) as of any date of determination (A) the Leverage Ratio of Silverleaf exceeds 4.5:1, (B) the weighted average FICO score of the Obligors (who are Obligors on the date of determination) related to the Eligible Receivables is less than 640 (provided, however, that upon the occurrence of the event described in this clause (B), Silverleaf shall have 45 days after such occurrence to cure such Noteholder Excess Principal Event), (C) the Net Spread is less than 5.0%, (D) the weighted average Timeshare Loan Rate of all the Eligible Timeshare Loans is less than 15%, or (E) the weighted average original term to maturity of all the Eligible Timeshare Loans exceeds 108 months (provided, however, that upon the occurrence of an event described in clause (C), (D), or (E) hereof, Silverleaf shall have 45 days after such occurrence to cure such Noteholder Excess Principal Event).

“Noteholder Excess Principal Event Date” means the first date on which a Noteholder Excess Principal Event has occurred.

“Noteholder’s Interest Carryover Shortfall” means, with respect to any Settlement Date, the excess of the Noteholder’s Interest Distributable Amount for the preceding Settlement Date over the amount that was actually deposited in the Note Distribution Account on such preceding Settlement Date on account of the Noteholder’s Interest Distributable Amount.

“Noteholder’s Interest Distributable Amount” means, with respect to any Settlement Date, the sum of the Noteholder’s Monthly Interest Distributable Amount for such Settlement Date and the Noteholder’s Interest Carryover Shortfall for such Settlement Date, if any, plus interest on the Noteholder’s Interest Carryover Shortfall, to the extent permitted by law, at the Note Interest Rate for the related Interest Period(s), from and including the preceding Settlement Date to, but excluding, the current Settlement Date.

“Noteholder’s Monthly Interest Distributable Amount” means, with respect to any Settlement Date, the sum of the product of (i) the Note Interest Rate for each day during such Interest Period, (ii) the Invested Amount for each day during such Interest Period and (iii) 1/360.

“Noteholder’s Principal Distributable Amount” means, with respect to any Settlement Date (other than the Final Scheduled Settlement Date) (A) prior to the Facility Termination Date and the Noteholder Excess Principal Event Date, the Borrowing Base Deficiency, if any, (B) upon and after the Noteholder Excess Principal Event Date has occurred but prior to the occurrence of a Facility Termination Date that results upon the occurrence of any event specified in clauses (II) or (III) of the definition thereof, the Noteholder Excess Principal Amount, and (C) upon and after the occurrence of a Facility Termination Date that results upon the occurrence of any event specified in clauses (II) or (III) of the definition thereof, the aggregate outstanding principal amount of the Note. The Noteholder’s Principal Distributable Amount on the Final Scheduled Settlement Date will equal the aggregate outstanding principal amount of the Note.

“Oak N’ Spruce Loan” means a Timeshare Loan relating to the Oak N’ Spruce Resort and evidenced by a Finance Agreement.

“Oak N’ Spruce Certificate” means a certificate of beneficial interest in Oak N’ Spruce Resort Trust which entitles the owner thereof the right to use and occupy a specifically designated Unit at a fixed period of time each year at the Oak N’ Spruce Resort.

“Oak N’ Spruce Financing Statement” means, with respect to an Oak N’ Spruce Loan, a UCC financing statement (UCC-1) in recordable form which (i) names as “debtor” the Obligor on the underlying Oak N’ Spruce Loan, (ii) names as “secured party” the Trustee for the benefit of the Noteholder, and (iii) is sufficient under applicable laws to give record notice of the pledge of such Oak N’ Spruce Loan and its proceeds to the Trustee and its assigns.

“Oak N’ Spruce Financing Statement Amendment” means, with respect to an Oak N’ Spruce Loan, a UCC financing statement amendment (UCC-3) in recordable form which (i) amends the initial UCC financing statement filed with respect to such Oak N’ Spruce Loan to evidence the assignment of the loan to the Trustee for the benefit of the Noteholder as “secured party/assignee,” (ii) names the Obligor on the underlying Oak N’ Spruce Loan as “debtor,” and (iii) is sufficient under applicable laws to give record notice of a transfer of such Oak N’ Spruce Loan and its proceeds to the Trustee and its assigns.

“Oak N’ Spruce Resort” means the timeshare resort and related facilities located in Lee, Massachusetts and operated by Silverleaf.

“Oak N’ Spruce Resort Trust” means the trust established under the Oak N’ Spruce Trust Agreement.

“Oak N’ Spruce Trust Agreement” means, collectively, that certain Sixth Amended and Restated Declaration of Trust of Oak N’ Spruce Resort Trust, dated as of September 20, 2004, as amended, restated or otherwise modified from time to time, together with all other agreements, documents and instruments governing the operation of the Oak N’ Spruce Resort Trust, including without limitation, the Time Share Supplement to the Sixth Amended and Restated Declaration of Trust of Oak N’ Spruce Resort Trust, dated September 20, 2004 and the Recreation and Use Easement, dated September 20, 2000, as any such documents may be amended, restated or otherwise modified from time to time.

“Oak N’ Spruce Trustee” means Silverleaf Berkshires, Inc., a Texas corporation, in its capacity as trustee under the Oak N’ Spruce Trust Agreement, and its permitted successors and assigns.

“Obligor” means the related obligor under a Timeshare Loan.

“Officer’s Certificate” means a certificate signed by the chairman of the board, the president, any vice chairman of the board, any vice president, the treasurer, the controller or assistant treasurer or any assistant controller, secretary or assistant secretary of the Seller, the Purchaser or the Servicer, as appropriate.

“Opinion Collateral” has the meaning set forth in Section 3.6(a) of the Indenture.

“Opinion of Counsel” means a written opinion of counsel who may be but need not be counsel to the Purchaser, the Seller or the Servicer, which counsel shall be reasonably acceptable to the Trustee and the Noteholder and which opinion shall be reasonably acceptable in form and substance to the Trustee and to the Noteholder.

“Optional Purchase Limit” shall mean, on any date, an amount equal to (x) 15% of the then Aggregate Initial Principal Balance less (y) the Aggregate Principal Balance (as of the related purchase dates) of all Defaulted Timeshare Loans previously purchased by the Seller pursuant to the Sale and Servicing Agreement.

“Other Conveyed Property” means all property conveyed by the Seller to the Purchaser pursuant to Sections 2.1 (a)(ii) through (x) of the Sale and Servicing Agreement and Section 2 of each Assignment.

“Outstanding” means, as of the date of determination, the Note theretofore authenticated and delivered under the Indenture except:

(i) the Note theretofore canceled by the Note Registrar or delivered to the Note Registrar for cancellation;

(ii) the Note the payment for which money in the necessary amount has been theretofore deposited with the Trustee or any Note Paying Agent in trust for the Holder of the Note (provided, however, that if the Note is to be prepaid, notice of such prepayment has been duly given pursuant to this Indenture, satisfactory to the Trustee); and

(iii) the Note in exchange for or in lieu of another Note which have been authenticated and delivered pursuant to this Indenture unless proof satisfactory to the Trustee is presented that any Note is held by a bona fide purchaser.

“Overconcentration Amount” means, at any time, without duplication, the sum of:

(i) the amount by which the sum of the Aggregate Principal Balance of all Eligible Receivables related to (A) any one Resort (other than Holiday Hills) exceeds 25% of the Aggregate Principal Balance of all Eligible Receivables at such time and (B) Holiday Hills exceeds 35% of the Aggregate Principal Balance of all Eligible Receivables at such time;

(ii) the amount by which the sum of the Aggregate Principal Balance of all Eligible Receivables related to Resorts located in (A) any one State (other than Texas and Missouri) exceeds 25% of the Aggregate Principal Balance of all Eligible Receivables at such time, (B) in Texas exceeds 55% of the Aggregate Principal Balance of all Eligible Receivables at such time, and (C) in Missouri exceeds 50% of the Aggregate Principal Balance of all Eligible Receivables at such time;

(iii) the amount by which the sum of the Aggregate Principal Balance of all Eligible Receivables related to Timeshare Loans under which any payment terms have been amended or modified at any time exceeds 10% of the Aggregate Principal Balance of all Eligible Receivables at such time;

(iv) the amount by which the sum of the Aggregate Principal Balance of all Eligible Receivables in respect of which the Obligors are located outside of the United States exceeds 1% of the Aggregate Principal Balance of all Eligible Receivables at such time;

(v) the amount by which the sum of the Aggregate Principal Balance of all Eligible Receivables with Obligors in respect of which no FICO score is available exceeds 3% of the Aggregate Principal Balance of all Eligible Receivables at such time;

(vi) the amount by which the sum of the Aggregate Principal Balance of all Eligible Receivables related to Timeshare Loans that have an original Principal Balance of between $35,000 and $50,000 or a Principal Balance of between $35,000 and $50,000 as of the related Cutoff Date exceeds 15% of the Aggregate Principal Balance of all Eligible Receivables at such time;

(vii)  the amount by which the sum of the Aggregate Principal Balance of all Eligible Receivables related to Timeshare Loans that have an original term to maturity of 120 months with (a) a related Obligor for whom no FICO score is available and (b) a related Obligor having a FICO score of greater than or equal to 500 and less than 600 as of the date of origination of such Timeshare Loan exceeds, in the aggregate, 5% of the Aggregate Principal Balance of all Eligible Receivables at such time;

(viii) the amount by which the sum of the Aggregate Principal Balance of all Eligible Receivables related to Timeshare Loans that have an original term to maturity of 120 months with (a) a related Obligor for whom no FICO score is available, (b) a related Obligor having a FICO score of at least 600 as of the date of origination of such Timeshare Loan and (c) a related Obligor having a FICO score greater than or equal to 500 and less than 600 as of the date of origination of such Timeshare Loan exceeds, in the aggregate, 25% of the Aggregate Principal Balance of all Eligible Receivables at such time;

(ix) the amount by which the sum of the Aggregate Principal Balance of all Non-Titled Loans exceeds $10,000,000; and

(x) the amount by which the sum of the Aggregate Principal Balance of all Eligible Receivables relating to Timeshare Loans with a related Obligor having a FICO score of greater than or equal to 500 and less than 600 as of the date of origination of such Timeshare Loan exceeds, in the aggregate, 20% of the Aggregate Principal Balance of all Eligible Receivables at such time.

“Participant” shall have the meaning set forth in Section 2.12 of the Indenture.

“Paydown Letter” shall have the meaning set forth in the Escrow Agreement.

“Permitted Liens” means (a) with respect to Timeshare Loans included in the Collateral, Liens for state, municipal or other local taxes if such taxes shall not at the time be due and payable, (ii) Liens in favor of the Purchaser created pursuant to the Basic Documents, and (iii) Liens in favor of Trustee created pursuant to the Indenture; (b) with respect to the related Timeshare Property, materialmen’s, warehousemen’s, mechanic’s and other Liens arising by operation of law in the ordinary course of business for sums not due, (ii) Liens for state, municipal or other local taxes if such taxes shall not at the time be due and payable, (iii) the Obligor’s interest in the Timeshare Property under the Timeshare Loan whether pursuant to the Oak N’ Spruce Trust Agreement or otherwise; and (c) with respect to Timeshare Loans and Other Conveyed Property included in the Collateral, any and all rights of the Beneficiaries and the Other Beneficiaries referred to in the Oak N’ Spruce Trust Agreement under the Oak N’ Spruce Trust Agreement.

“Person” means any individual, corporation, estate, partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization or government or any agency or political subdivision thereof.

“Physical Property” has the meaning assigned to such term in the definition of “Delivery” above.

“Pledged Account Property” means the Pledged Accounts, all amounts and investments held from time to time in any Pledged Account (whether in the form of deposit accounts, Physical Property, book-entry securities, uncertificated securities or otherwise), and all proceeds of the foregoing.

“Pledged Accounts” has the meaning assigned thereto in Section 5.1(e) of the Sale and Servicing Agreement.

“Post-Office Box” means each separate post-office box in the name of the Purchaser for the benefit of the Trustee acting on behalf of the Noteholder, established and maintained pursuant to Section 4.2 of the Sale and Servicing Agreement.

“Prepayment Date” shall have the meaning set forth in Section 10.1 of the Indenture.

“Prime Rate” means, on any date, a fluctuating rate of interest per annum equal to the arithmetic average of the rates of interest publicly announced by JPMorgan Chase Bank, N.A. and Citibank, N.A. (or their respective successors) as their respective prime commercial lending rates (or, as to any such bank that does not announce such a rate, such bank’s “base” or other rate determined by the Noteholder to be the equivalent rate announced by such bank), except that, if any such bank shall, for any period, cease to announce publicly its prime commercial lending (or equivalent) rate, the Noteholder shall, during such period, determine the Prime Rate based upon the prime commercial lending (or equivalent) rates announced publicly by the other bank or, if such bank ceases to announce publicly its prime commercial lending (or equivalent) rate, based upon the prime commercial lending (or equivalent) rate or rates announced publicly by one or more other banks chosen in the sole discretion of the Noteholder. The prime commercial lending (or equivalent) rates used in computing the Prime Rate are not intended to be the lowest rates of interest charged by such banks in connection with extensions of credit to debtors. The Prime Rate shall change as and when such banks’ prime commercial lending (or equivalent) rates change.

“Principal Balance” of a Receivable, as of any date of determination, means the outstanding principal balance due under or in respect of a Timeshare Loan (including a Defaulted Receivable).

“Principal Funding Account” has the meaning specified in Section 5.1(c) of the Sale and Servicing Agreement.

“Prior Secured Party” shall have the meaning set forth in the Escrow Agreement.

“Prior Secured Party Allonge” shall have the meaning set forth in the Escrow Agreement.

“Prior Secured Party’s Collateral” shall have the meaning set forth in the Escrow Agreement.

“Prior Secured Party’s Oak N’ Spruce Collateral” shall have the meaning set forth in the Escrow Agreement.

“Proceeding” means any suit in equity, action at law or other judicial or administrative proceeding.

“Program” has the meaning specified in Section 4.11 of the Sale and Servicing Agreement.

“Purchase Amount” means, on any date with respect to a Defective Receivable, the Principal Balance and all accrued and unpaid interest on the related Timeshare Loan as of such date.

“Purchase Price” means, with respect to each Receivable and related Other Conveyed Property transferred to the Purchaser on the Closing Date or on any Funding Date, an amount equal to the Principal Balance of such Receivable as of the Closing Date or such Funding Date, as applicable, plus accrued interest due thereon.

“Purchased Receivable” means a Receivable purchased as of the close of business on the last day of an Accrual Period by the Servicer pursuant to Section 4.7 of the Sale and Servicing Agreement or repurchased or substituted by the Seller pursuant to Section 3.2 or Section 3.4 of the Sale and Servicing Agreement.

“Purchaser” means Silverleaf Finance IV, LLC.

“Qualified Substitute Timeshare Loan” means a Timeshare Loan (i) that, when aggregated with other Qualified Substitute Timeshare Loans being substituted on such Substitution Date, has a Principal Balance, after application of all payments of principal due and received during or prior to the month of substitution, not in excess of the Principal Balance of the Timeshare Loan being substituted on the related Substitution Date, (ii) that complies, as of the related Substitution Date, with each of the representations and warranties contained in the Sale and Servicing Agreement, including that such Qualified Substitute Timeshare Loan is an Eligible Timeshare Loan and (iii) that shall not cause the weighted average coupon rate of the Timeshare Loans to be less than 15.0% after such substitution.

“Qualified Substitute Timeshare Receivable” means a Receivable payable pursuant to a Qualified Substitute Timeshare Loan.

“Rating Agency” means Moody’s and any successors thereof. If no such organization or successor maintains a rating on the Note, “Rating Agency” shall be a nationally recognized statistical rating organization or other comparable Person designated by the Noteholder, notice of which designation shall be given to the Trustee and the Servicer.

“Rating Agency Condition” means, with respect to any action, that the Rating Agency shall have been given 10 days’ (or such shorter period as shall be acceptable to such Rating Agency) prior notice thereof and that the Rating Agency shall have notified the Seller, the Servicer, the Note Purchaser and the Trustee in writing that such action will not result in a reduction or withdrawal of the then current rating of the Note.

“Realized Losses” means, with respect to any Receivable that becomes a Liquidated Receivable, the excess of the Principal Balance of such Liquidated Receivable over Net Liquidation Proceeds allocable to principal thereof.

“Receivable” means the payments required to be made pursuant to a Timeshare Loan and all rights and obligations thereunder, except for Receivables that shall have become Purchased Receivables, and, for the avoidance of doubt, shall include all Related Receivables (other than Related Receivables that shall have become Purchased Receivables).

“Record Date” means, with respect to a Settlement Date, the close of business on the day immediately preceding such Settlement Date.

“Related Receivables” means, with respect to a Funding Date, the Receivables listed on Schedule A to the applicable Assignment executed and delivered by the Seller with respect to such Funding Date.

“Required Credit Enhancement” means the percentages indicated in the matrix below as the Required Credit Enhancement (“RCE”):

Weighted Average Seasoning	RCE
3 Months or Greater	20.0%
Less than 3 Months	22.5%

“Required Reserve Account Amount” means the greater of (i) the Required Reserve Percentage multiplied by the Aggregate Principal Balance of the Eligible Receivables on such date of determination and (ii) $1,000,000.

“Required Reserve Percentage” means 5.0%; provided, however, that upon the occurrence and continuance of a Step-Up Trigger Event, the Required Reserve Percentage shall be 7.5%.

“Reservation System” means the centralized reservation system for all Resorts.

“Reserve Account” means the account designated as such, established and maintained pursuant to Section 5.5 of the Sale and Servicing Agreement.

“Resort” means any of the following resorts: Holly Lake Resort, The Villages and Lake O’ The Wood Resorts, Piney Shores Resort, Timber Creek Resort, Fox River Resort, Apple Mountain Resort, Ozark Mountain Resort, Holiday Hills Resort, Oak N’ Spruce Resort, Silverleaf’s Seaside Resort, Hill Country Resort and Orlando Breeze Resort.

“Responsible Officer” means, (a) in the case of the Trustee, the chairman or vice-chairman of the board of directors, the chairman or vice-chairman of the executive committee of the board of directors, the president, vice-president, assistant vice-president or managing director, the secretary, and assistant secretary or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject; (b) when used with respect to Silverleaf or the Servicer (if other than Silverleaf), the Chief Financial Officer, a Vice President, an Assistant Vice President, the Chief Accounting Officer or the Secretary of Silverleaf or the Servicer, as applicable; and (c) with respect to any other Person, the chairman of the board, chief financial officer, the president, a vice president, the treasurer, an assistant treasurer, the secretary, an assistant secretary, the controller, general partner, trustee or the manager of such Person.

“Rule 144A Information” has the meaning set forth in Section 3.26 of the Indenture.

“Sale and Servicing Agreement” means the Amended and Restated Sale and Servicing Agreement dated as of December 22, 2006, among the Purchaser, Silverleaf, as the Seller and the Servicer, and Wells Fargo Bank, National Association, as Backup Servicer, Trustee and Account Intermediary, as the same may be amended or supplemented from time to time.

“Securities Act” means the Securities Act of 1933, as amended.

“Scheduled Maturity Date” means December 22, 2008, or such later date as the Note Purchaser, the Issuer and Silverleaf have agreed upon in writing prior to December 22, 2008, but no later than December 22, 2010.

“Scheduled Receivable Payment” means, with respect to any Accrual Period for any Receivable, the amount set forth in the related Timeshare Loan Documents as required to be paid by the Obligor in such Accrual Period. If after the Closing Date, the Obligor’s obligation under a Receivable with respect to a Accrual Period has been modified so as to differ from the amount specified in such Timeshare Loan Documents (i) as a result of the order of a court in an insolvency proceeding involving the Obligor, (ii) pursuant to the Servicemembers Civil Relief Act, or (iii) as a result of modifications or extensions of the Receivable permitted by Section 4.2 of the Sale and Servicing Agreement, the Scheduled Receivable Payment with respect to such Accrual Period shall refer to the Obligor’s payment obligation with respect to such Accrual Period as so modified.

“Schedule of Receivables” shall mean the list of Receivables and the related Timeshare Loans delivered pursuant to the Sale and Servicing Agreement, as amended from time to time to reflect repurchases, substitutions and Qualified Substitute Receivables and related Qualified Substitute Timeshare Loans conveyed pursuant to the terms of the Sale and Servicing Agreement, which list shall set forth the following information with respect to each Receivable and related Timeshare Loan as of the related Cutoff Date, as applicable, in numbered columns:

1	Name of Obligor
2	Unit Ref/Loan Number
3	Interest Rate Per Annum
4	Date of Origin
5	Maturity
6	Sales Price
7	Monthly Payment
8	Original Loan Balance
9	Original Term
10	Outstanding Loan Balance
11	Down Payment
12	First Payment Date
13	Zip Code
14	Unit/Week
15	Resort Name

“Secured Obligations” means all amounts and obligations which the Issuer may at any time owe to, or on behalf of, the Trustee for the benefit of the Noteholder under the Indenture or the Note.

“Secured Parties” means each of the Trustee and the Note Purchaser, in respect of the Secured Obligations.

“Seller” means Silverleaf Resorts, Inc., and its successors in interest to the extent permitted hereunder.

“Serviced Receivables Default Ratio” means, as of any date of determination, a ratio, expressed as a percentage, equal to (i) the outstanding aggregate principal balance of all Silverleaf Serviced Receivables which became Defaulted Receivables during the immediately preceding Accrual Period, divided by (ii) the outstanding aggregate principal balance of all Silverleaf Serviced Receivables as of the last day of such immediately preceding Accrual Period.

“Serviced Receivables Delinquency Ratio” means, as of any date of determination, a ratio, expressed as a percentage, equal to (i) the outstanding aggregate principal balance of all Silverleaf Serviced Receivables which were Delinquent Receivables as of the last day of the immediately preceding Accrual Period, divided by (ii) the outstanding aggregate principal balance of all Silverleaf Serviced Receivables as of the last day of such immediately preceding Accrual Period.

“Servicer” means Silverleaf Resorts, Inc., as the servicer of the Receivables, and each successor Servicer pursuant to Section 10.3 of the Sale and Servicing Agreement.

“Servicer Termination Event” means an event specified in Section 10.1 of the Sale and Servicing Agreement.

“Servicer’s Certificate” means a certificate completed and executed by a Servicing Officer and delivered pursuant to Section 4.9 of the Sale and Servicing Agreement, substantially in the form of Exhibit A to the Sale and Servicing Agreement.

“Servicing Fee” has the meaning specified in Section 4.8 of the Sale and Servicing Agreement.

“Servicing Fee Percentage” means 1.5% per annum.

“Servicing Officer” means any Person whose name appears on a list of Servicing Officers delivered to the Trustee and the Noteholder, as the same may be amended, modified or supplemented from time to time.

“Servicing Standard” means, with respect to the Servicer a servicing standard which complies with applicable law, the terms of the respective Timeshare Loans and, to the extent consistent with the foregoing, in accordance with the customary and usual procedures employed by it with respect to comparable assets that the servicer services for itself or its Affiliates (and if Silverleaf is no longer the Servicer, in accordance with the customary standard of prudent servicers of loans secured by timeshare interests similar to the Timeshare Properties, employed by it when servicing loans for third parties), but without regard for (i) any relationship that it or any of its Affiliates may have with the related Obligor, and (ii) its right to receive compensation for its services hereunder or with respect to any particular transaction.

“Settlement Date” means, with respect to each Accrual Period, the 15th day of the following calendar month, or if such day is not a Business Day, the immediately following Business Day, commencing on April 17, 2006.

“Silverleaf” means Silverleaf Resorts, Inc., a Texas corporation.

“Silverleaf Serviced Receivable” means the payments required to be made pursuant to a Silverleaf Serviced Timeshare Loan and all rights and obligations thereunder.

“Silverleaf Serviced Timeshare Loan” means any timeshare loan (including any Timeshare Loan conveyed pursuant to the Sale and Servicing Agreement) serviced by Silverleaf or an affiliate thereof for the benefit of the Noteholder, for Silverleaf’s own account, or for the accounts of any and all other third parties.

“State” means any one of the 50 states of the United States of America or the District of Columbia.

“Step Up Trigger Event” shall mean the Weighted Average FICO Score is less than 650.

“Structuring Fee” shall have the meaning set forth in the Fee Letter.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which a majority of the outstanding shares of capital stock or other equity interests having ordinary voting power for the election of directors or their equivalent is at the time owned by such Person directly or through one or more Subsidiaries.

“Substitution Date” has the meaning specified in Section 3.2(b) of the Sale and Servicing Agreement.

“Substitution Shortfall Amount” means with respect to any Substitution Date, an amount equal to the excess of the Aggregate Principal Balances of the substituted Receivables over the Aggregate Principal Balances of the Qualified Substitute Timeshare Receivables.

“Tangible Net Worth” means, with respect to any Person, the amount calculated in accordance with GAAP consistently applied (but without giving effect to any adjustments related to the valuation of any interest rate swaps, interest rate caps or similar derivative instruments required pursuant to the Statement of Financial Accounting Standards No. 133 issued by the Financial Accounting Standards Board) as the difference between (i) all assets of such Person as may be properly classified as such (excluding all assets properly classified as intangible assets), minus (ii) the aggregate amount of all liabilities of such Person.

“Taxes” has the meaning set forth in Section 3.05 of the Note Purchase Agreement.

“Term” has the meaning set forth in Section 2.05 of the Note Purchase Agreement.

“Termination Date” means the date on which the Trustee shall have received payment and performance of all Secured Obligations and disbursed such payments in accordance with the Basic Documents, and no further Advances may be requested under the Basic Documents.

“Three Month Rolling Average of Default Ratios” means, as of any date of determination, a fraction (expressed as a percentage), the numerator of which is the quotient of (A) the sum of the Aggregate Principal Balance of all Receivables which became Defaulted Receivables during each of the three most recently ended Accrual Periods, divided by (B) 3, and the denominator of which is the quotient of (C) the sum of the Aggregate Principal Balance of all Receivables as of the last day of each of the three most recently ended Accrual Periods, divided by (D) 3.

“Three Month Rolling Average of Delinquency Ratios” means, as of any date of determination, a fraction (expressed as a percentage), the numerator of which is the quotient of (A) the sum of the Aggregate Principal Balance of all Receivables which were Delinquent Receivables as of the last day of each of the three most recently ended Accrual Periods, divided by (B) 3, and the denominator of which is the quotient of (C) the sum of the Aggregate Principal Balance of all Receivables as of the last day of each of the three most recently ended Accrual Periods, divided by (D) 3.

“Three Month Rolling Average of Net Spread” means, as of any date of determination, a fraction (expressed as a percentage), the numerator of which is the sum of the Net Spread as of the last day of each of the three most recently ended Accrual Periods, and the denominator of which is 3.

“Three Month Rolling Average of Serviced Receivables Default Ratios” means, as of any date of determination, a fraction (expressed as a percentage), the numerator of which is the quotient of (A) the sum of the outstanding aggregate principal balance of all Silverleaf Serviced Receivables which became Defaulted Receivables during each of the three most recently ended Accrual Periods, divided by (B) 3, and the denominator of which is the quotient of (C) the outstanding aggregate principal balance of all Silverleaf Serviced Receivables as of the last day of each of the three most recently ended Accrual Periods, divided by (D) 3.

“Three Month Rolling Average of Serviced Receivables Delinquency Ratios” means, as of any date of determination, a fraction (expressed as a percentage), the numerator of which is the quotient of (A) the sum of the outstanding aggregate principal balance of all Silverleaf Serviced Receivables which were Delinquent Receivables as of the last day of each of the three most recently ended Accrual Periods, divided by (B) 3, and the denominator of which is the quotient of (C) the sum of the outstanding aggregate principal balance of all Silverleaf Serviced Receivables as of the last day of each of the three most recently ended Accrual Periods, divided by (D) 3.

“Timeshare Loan” means a Mortgage Loan, Oak N’ Spruce Loan, or a Qualified Substitute Timeshare Loan, conveyed pursuant to the Sale and Servicing Agreement and subject to the lien of the Indenture. As used in the Basic Documents, the term “Timeshare Loan” shall include the related Mortgage Note, Mortgage, the Finance Agreement and any and all Other Conveyed Property (in addition to the Timeshare Loan).

“Timeshare Loan Documents” means with respect to each Timeshare Loan and each Obligor, the related (i) Timeshare Loan Files, and (ii) Timeshare Loan Servicing Files.

“Timeshare Loan File(s)” means, with respect to a Timeshare Loan, the Timeshare Loan and all documents related to such Timeshare Loan, including:

1.	a Contract for Sale (copy), which includes Truth in Lending Disclosure,

2.	a Note (original),

3.	an Allonge (copy) (or more than one Allonge that when taken together) shall show the transfer of title as set forth in the Custodial Agreement,

4.	for a post-July 2004 Oak N’ Spruce Loan - Oak N’ Spruce Resort Certificate of Beneficial Interest (original),

5.
one of the following: (a) for a Mortgage Loan - a Deed of Trust, Deed to Secure Debt or Mortgage with Property Description Addendum (original or file-stamped or certified copy), (b) for an Oak N’ Spruce Loan (pre-July 2004) - a Mortgage and Assignment of Beneficial Interest with Property Description Addendum (original or file-stamped or certified copy) or (c) for an Oak N’ Spruce Loan (post-July 2004) - an Assignment of Beneficial Interest with Property Description Addendum (not recorded or acknowledged),

6.	any assumption agreement, refinancing agreement, or general warranty deed evidencing a transfer of title, if any, (copy),

7.
an original mortgagee title insurance policy or master policy referencing such Timeshare Loan and covering Silverleaf Resorts, Inc., and its successors and assigns (which shall be delivered by the Escrow Agent to the Custodian within 90 days of the related Funding Date; provided, however, that with respect to any Non-Titled Loans, such title insurance policy is required to be delivered to the Custodian (a) within 60 days of delivery to the Custodian of the related Title Commitment if such Non-Titled Loan relates to a Resort located in the State of Texas, and (b) within 90 days of delivery to the Custodian of the related Title Commitment if such Non-Titled Loan relates to a Resort located in any state other than the State of Texas),

8.
an original of each guarantee, assumption, modification, substitution agreement, deferment letter, or other document, if any, which relates to the related Timeshare Loan (or copy thereof certified by an officer of the related originator to be a true and correct copy), and which shall cover both the Note and the Contract for Sale, and

9.	all related finance applications executed and delivered by the related Obligor with respect to the purchase of a Timeshare Property.

“Timeshare Loan Rate” means with respect to any Timeshare Loan, the specified interest rate thereon.

“Timeshare Loan Servicing Files” means with respect to each Timeshare Loan and each Obligor, the portion of the Timeshare Loan Files necessary for the Servicer to service such Timeshare Loan including but not limited to (i) the original truth-in-lending disclosure statement executed by such Obligor, as applicable, (ii) all writings pursuant to which such Timeshare Loan arises or which evidences such Timeshare Loan and not delivered to the Custodian, (iii) all papers and computerized records customarily maintained by the Servicer in servicing timeshare loans comparable to the Timeshare Loans in accordance with the Servicing Standard and (iv) each Timeshare Program Consumer Document and Timeshare Program Governing Document, if applicable, related to the applicable Timeshare Property.

“Timeshare Program” means the program under which (1) an Obligor has purchased a Timeshare Property and (2) an Obligor shares in the expenses associated with the operation and management of such program.

“Timeshare Program Consumer Documents” means, as applicable, the Finance Agreement, Mortgage Note, Mortgage, credit disclosures, rescission right notices, final subdivision public reports/prospectuses/public offering statements, the timeshare project exchange affiliation agreement and other documents, disclosures and advertising materials used or to be used by Silverleaf (or an affiliate thereof, if applicable) in connection with the sale of Timeshare Properties.

“Timeshare Program Governing Documents” means the articles of organization or articles of incorporation of each Association, the rules and regulations of each Association, the Timeshare Program management contract between each Association and a management company, and any subsidy agreement by which Silverleaf or an affiliate thereof is obligated to subsidize shortfalls in the budget of a Timeshare Program in lieu of paying assessments, as they may be from time to time in effect and all amendments, modifications and restatements of any of the foregoing.

“Timeshare Property” means (i) with respect to a Mortgage Loan, a fractional fee simple timeshare interest in a Unit in a Resort entitling the related Obligor to the use and occupancy of a Unit at the Resort for a specified period of time each year or every other year in perpetuity and (ii) with respect to an Oak N’ Spruce Loan, a certificate of beneficial interest in the Oak N’ Spruce Resort Trust entitling the related Obligor to the use and occupancy of a specifically designed Unit at such Resort for a fixed period of time each year in perpetuity.

“Title Commitment” shall have the meaning set forth in the Escrow Agreement.

“Title Policy” shall have the meaning set forth in the Escrow Agreement.

“Trust Estate” means all money, instruments, rights and other property that are subject or intended to be subject to the lien and security interest of the Indenture for the benefit of the Noteholder (including all Collateral Granted to the Trustee), including all proceeds thereof.

“Trust Receipt” means a trust receipt in substantially the form of Exhibit G to the Custodial Agreement.

“Trustee” means Wells Fargo Bank, National Association, a national banking association, not in its individual capacity but as trustee under the Indenture, or any successor trustee under the Indenture.

“Trustee Fee” shall mean for each Settlement Date, the product of one-twelfth and $6,000.

“UBS” means UBS Real Estate Securities Inc.

“UCC” means the Uniform Commercial Code as in effect in the relevant jurisdiction, as amended from time to time.

“Unit(s)”: One individual air-space residential unit, cabin, villa, cottage or townhome within a Resort, as provided in the related Timeshare Program Governing Documents.

“Upgrade Purchase Price” shall mean with respect to any Receivable and related Other Conveyed Property in respect of an Upgraded Timeshare Loan to be purchased by the Seller pursuant to the Sale and Servicing Agreement, an amount equal to the Principal Balance of such Receivable as of the date of such purchase, plus accrued interest due thereon.

“Upgraded Timeshare Loan” shall mean a Timeshare Loan for which the related Obligor has elected to purchase a new upgraded timeshare property.

“Weighted Average FICO Score” means the weighted average FICO score of all the Obligors in respect of Eligible Receivables at the time such Obligors purchased the related Timeshare Property. For the purposes of determining the Weighted Average FICO Score, Obligors for whom no FICO score is available will be deemed to have a FICO score of 550.

“Weighted Average Seasoning” means, with respect to all Eligible Receivables, the weighted average number of months elapsed since origination of the Eligible Receivables.